Exhibit 99.1

Investor Contact:	Media Contact:
Gar Jackson	Wendi Kopsick
Vice President Investor Relations	Kekst & Company
Pacific Sunwear of California, Inc.	(212) 521-4867
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR NAMES GARY H. SCHOENFELD TO SUCCEED SALLY
FRAME KASAKS AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
—Ms. Kasaks to Continue as a Director—
—Lead Director Peter Starrett to Serve as Chairman of the Board—
ANAHEIM, CA, June 17, 2009 - Pacific Sunwear of California, Inc. (NASDAQ: PSUN), today announced that Gary H. Schoenfeld, who previously served as President and Chief Executive Officer of Vans, Inc. and Co-CEO and President of Global Brands Group, will become President and Chief Executive Officer of the Company, effective June 29, 2009. Mr. Schoenfeld will succeed Sally Frame Kasaks, who has served as CEO since 2006 and as Chairman of the Board since 2007. Ms. Kasaks will remain a member of the Company’s Board of Directors. The Company also announced that Lead Director Peter Starrett will assume the role of Non-Executive Chairman of the Board.
Ms. Kasaks said, “The Board and I are delighted that Gary will join Pacific Sunwear. Gary is an experienced and talented leader with a proven track record in building brands from both a retail and wholesale perspective. His marketing and merchandising background and familiarity with the youth fashion segment make him ideally suited for leading PacSun, and I am committed to working with Gary to ensure a smooth transition.”

Mr. Schoenfeld said, “I have been a long-time admirer of PacSun, and I am excited about tackling both the challenges and opportunities that lie ahead. Our mission must be focused on defining our PacSun brand and store positioning in a way that captures the unique, aspirational attributes of our California heritage; strengthening our connection with our customers through a distinct combination of branded and exclusively developed merchandise; and cultivating a passion among our 11,000 associates that results in a great experience for each customer who visits us in our stores or on-line. We have a lot of work ahead to get our business turned around, yet I am very enthusiastic about our long-term prospects to be a favorite with our customers and create value for our shareholders.”
Mr. Starrett added, “After an extensive search, the Board concluded that Gary clearly stood out from other highly-qualified candidates. He is a dynamic leader, and his understanding of brand relationships will be invaluable to the Company as it seeks to further differentiate itself from its competitors. We of course wish to thank Sally for all that she has done for Pacific Sunwear, and we are pleased that she will remain on the Board and continue to be a resource to the Company.”
Mr. Schoenfeld, 46, is a seasoned executive with a successful track record in retailing and consumer brands. During his nine-year tenure with Vans, Inc., he led the turnaround and more than four-fold sales growth of Vans into a leading youth lifestyle brand until its acquisition by VF Corporation in 2004. More recently, he served from 2006 until 2008 as Vice Chairman and President and then Co-CEO of Global Brands Group, a brand management and licensing company which is the world-wide master licensee for The FIFA World Cup™. Mr. Schoenfeld has served as a board member for several privately-held companies, including the Canadian fashion retailer, Aritzia, Inc., and 24 Hour Fitness, and he continues to serve as a director for Camelbak Products LLC. Prior to joining Vans, Mr. Schoenfeld was a partner in the private equity firm of

McCown De Leeuw & Co., which he joined in 1988 after receiving his MBA from Stanford University.
Mr. Starrett, 61, has served as Lead Director since October 2006. He has served as an executive with the private equity firm of Freeman Spogli & Co. since 1998.
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of May 2, 2009, the Company operated 927 PacSun stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the challenges and opportunities that lie ahead for the Company, the Company’s stated mission to address such challenges and opportunities and the Company’s expectation concerning its long-term prospects to be a favorite with its customers and to create value for its shareholders. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect our business and results include, among others, the following factors: the impact of management and organizational changes; additional adverse changes in economic conditions generally; additional adverse changes in consumer spending; changes in consumer demands and preferences; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended January 31, 2009 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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